Exhibit 16.1

March 28, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Migom Global Corp. filed with the Securities and Exchange Commission on March 28, 2022. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Migom Global Corp. contained therein.

/s/ JLKZ CPA LLP
JLKZ CPA LLP